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                                                                    EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT AND REPORT ON SCHEDULES


To the Board of Directors and Stockholders of ATC Group Services Inc.
New York, New York

We consent to the use in this Registration Statement of ATC Group Services Inc. on Form S-4 of our reports dated May 22, 1997 (May 29, 1997 as to Notes B and D) with respect to ATC Group Services Inc., January 31, 1997 (June 25, 1997 as to
Note 11) with respect to American Testing and Engineering Corporation, and November 18, 1997 with respect to Bing Yen & Associates, appearing in the Prospectus, which is a part of this Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

Our audits of the financial statements referred to in our aforementioned report with respect to ATC Group Services Inc. also included the financial statement schedule of ATC Group Services Inc., listed in Item 21. This financial statement schedule is the responsibility of the Corporation's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/ Deloitte & Touche LLP

Omaha, Nebraska
March 27, 1998